EXHIBIT 10.1

STATE OF NORTH CAROLINA
COUNTY OF HENDERSON

AGREEMENT

This Agreement is made and entered into this the _______ day of December, 2012, by and between Henderson County, a body politic and corporate, hereinafter “County”, and Zentric Inc. Corporation, hereinafter “Company”.

WITNESSETH:

Whereas, the County is a body politic and corporate having the capacity to contract under N.C.G.S. § 153A-11; and

Whereas, the Company is a Nevadacorporation authorized to do business in North Carolina, having the capacity to contract; and

Whereas, the Company has been considering commencing operations in Henderson County, which if it occurs is estimated by the Company to result in a capital investment of at least $7,000,000.00, and not fewer than 106 new jobs, each paying in excess of the average weekly wage for jobs in Henderson County; and

Whereas, the Company has stated that Henderson County is competing with one or more other sites for the location of the capital investment.

Whereas, the Company requested assistance from the County in the form of Economic Incentives to offset the start-up costs associated with consolidating their headquarters to a single Henderson County location; and

Whereas, in reliance upon the Company’s representations to the County concerning the net capital investment to be made, the County set a public hearing for October 17, 2012, and in further reliance upon the Company’s representations to the County, duly advertised in the Hendersonville Tribune, a newspaper having daily general circulation in Henderson County, on October 4, 2012, their intent to consider granting Economic Incentives to the Company consisting of assistance with the expenses associated with the startup of the new facility in a total amount not to exceed the amount shown below, to be reimbursed to the Company over a period of ten (10) years; and

Whereas, the County has the authority under N.C. Gen. Stat. § 158-7.1(a) to assist industries in the expenses associated with the start-up of expanded operations where the assistance will stimulate the local economy, will promote business, and benefit the public by generating additional tax revenue for the County; and

Whereas, the County has determined after a duly advertised public hearing held on October 17, 2012, that the investment as stated above by the Company would benefit the public in Henderson County; and

Whereas, the County has determined that a capital investment of $7,000,000.00 will benefit the county by generating an additional $7,000,000.00 in taxable capital property, real or personal; and

NOW, THEREFORE, in consideration of the mutual covenants and promises and obligations contained herein below, the parties agree as follows:

1.       The Company shall acquire, construct and equip for operations in Henderson County, and shall acquire the requisite equipment for the same.  The equipping of the new facility shall result in a capital investment by the Company in personal property in an amount of not less than $7,000,000.00 (such investment in real property improvements (and not the purchase price of already existing real property and improvements) and/or new business personal property hereinafter referred to as “the Capital Investment”) that will be taxable by the County pursuant to N.C. Gen. Stat. §105-274.  The equipping of the newbusiness personal property (in phases as stated below) is hereinafter referred to as the “Capital Investment Requirement.”  It is understood and agreed by both parties to this Agreement that the Henderson County Assessor will make an independent valuation of the Capital Investment for ad valorem tax purposes at its true value in money (defined as fair market value in N.C. Gen. Stat. §105-382) as required by N.C. Gen. Stat. §105-382.  In the event the Company disagrees with the independent valuation placed upon such real and personal property by the Henderson County Assessor, the Company shall have the right to appeal such valuation to the Henderson County Board of Equalization and Review and further to the North Carolina Property Tax Commission in accordance with the North Carolina General Statutes.

2.       The Company shall complete the Capital Investment Requirement in phases as follows:

a.
Phase One:  Complete by December 31, 2013, consisting of a total of not less than $2,175,000.00 (in value for ad valorem tax purposes) in combined new real property improvements (and not purchase price of existing real property and improvements) and new business personal property.

b.
Phase Two:  Complete by December 31, 2016, consisting of not less than $4,825,000.00 (in value for ad valorem tax purposes) in addition to the investment identified as Phase One, above, in combined real property improvements (and not purchase price of existing real property and improvements) and new business personal property.

c.	Each time period for completion of a phase shall be referred to as such phase’s “Capital Investment Term.”

3.       During such time as Company is eligible for Economic Incentives, Company shall list the Capital Investment each year as required by the Henderson County Assessor’s Office, and the Capital Investment shall be depreciated pursuant to the Henderson County Assessor’s Office guidelines in existence at the time of listing.  Company shall pay to the County directly the ad valorem property tax on the applicable portion of the Capital Investment by January of the year after it is listed, as set forth in the County’s annual personal property tax bill.  The amount of ad valorem personal property taxes paid to the County for a particular ad valorem property tax year related to items comprising the Capital Investment shall constitute “Capital Investment Taxes”.  Upon payment of Capital Investment Taxes, and compliance with the Capital Investment Certifications and the Employment Certification (described below), Company shall be eligible for the Economic Incentives as set forth in Paragraph 4 below.

4.       The Company shall be entirely responsible for completing the Expansion and for paying all expenses associated with the Capital Investment Requirement.  However, if the Company is otherwise in compliance with all other terms of this agreement, the County shall reimburse the Company for actual start-up costs incurred by the Company that are associated with the Capital Investment Requirement (including but not limited to acquiring equipment and other personal property, and training of personnel), hereinafter “Start-up Costs”, on the schedule listed below, in an amount not to exceed the lesser of Thirty-Five Thousand Nine Hundred Fifty-Two Dollars and No Cents ($35,952.00) or one hundred percent (100%) of the previous year’s Capital Investment Taxes, (the lesser figure, whichever it maybe be, hereinafter known as “Economic Incentives”), to be paid to the Company for a total of ten (10) years.  Each annual installment shall be due and payable on the December 31st first following the receipt of that year’s Capital Investment Taxes and each annual Employment Certification (each Certification as defined in Paragraph 12 here in below) from the Company by the County.  The County shall not pay any interest to the Company on any portion of the Economic Incentives paid to the Company by the County pursuant to the terms of this Agreement.

5.       The Company shall indemnify and hold harmless Henderson County for any and all occurrences associated with the Expansion. The terms of this paragraph shall survive any termination of this Agreement, or any determination or event rendering this Agreement null and void.

6.       The Term of this Agreement shall run from the Effective Date through midnight, December 31, 2023.

7.       If the Company shall make a determination to cease operation of the Facility prior to the end of the Term, this Agreement shall be deemed terminated, and Henderson County shall have no further obligations hereunder, including but not limited to the obligation to pay any further installments on the Economic Incentives after the date of such cessation of operation.

8.       Not later than December 31, 2013, or thirty (30) days after the completion of the Phase One Capital Investment Requirement, whichever occurs earlier, the Company shall certify in writing by one authorized to execute contracts on behalf of Company to the County that the Phase One Capital Investment has been completed, hereinafter “Phase One Capital Investment Certification.   Not later than December 31, 2016, or thirty (30) days after the completion of the Phase Two Capital Investment Requirement, whichever occurs earlier, the Company shall certify in writing by one authorized to execute contracts on behalf of Company to the County that the Phase Two Capital Investment has been completed, hereinafter “Phase Two Capital Investment Certification.

The Company shall include with each such Capital Investment Certification evidence that the total Capital Investment required by the terms of this Agreement has been completed and paid for by the Company.  Such evidence shall consist of invoices, purchase orders, canceled checks, and other documents which will reasonably prove to the satisfaction of the County that the obligation for $2,175,000.00 (Phase One) and $4,825,000.00 (Phase Two) taxable capital investmentin combined new real property improvements (and not purchase price of existing real property and improvements) and new business personal property has been met by the Company.  As provided above, the County’s obligation to begin reimbursement for Start-up Costs as noted in paragraph 4, above, shall not begin until each such Capital Investment Certification and supporting adequate documentation has been received by the County.  In the event the Company fails to provide the Capital Investment Certifications and evidence required by the terms of this Paragraph to the County within the time frame specified above, this Agreement shall be deemed terminated, and the County shall have no further obligation hereunder.

9.       The Company shall certify to the County in writing by one authorized to execute contracts on behalf of the Company the Start-up Costs associated with the Expansion, the certification being referred to as “Certification of Start-Up Costs”.  The Company shall include with the Certification of Start-Up Costs adequate documentation that the Expansion has been completed and paid for and adequate documentation as to the amount spent for Start-up Costs.  Such adequate documentation may consist of invoices, purchase orders, canceled checks, and other documents which will reasonably prove to the satisfaction of the County the Start-up Costs paid for by the Company.  As provided above, the County’s obligation to begin reimbursement for Start-Up Costs shall not be triggered until such Certification of Start-Up Costs and supporting documentation has been received by the County.

10.     The Company agrees that any duly authorized representative of the County shall have access to and the right to reasonably inspect, copy, audit, and examine all of the books, records, and other documents relating to the fulfillment of this Agreement during the Term.

11.     The Company may, at any time during the Term, refund the Economic Incentives, or portion thereof, paid to the Company by the County pursuant to the terms of this Agreement.  Such refund shall end all obligations of the Company and all obligations to complete the Capital Investment imposed by the terms of this Agreement.

12.     Not later than the last business day of March of each year for which reimbursement of Start-Up Costs is sought by the Company, the Company shall provide to the County in writing, executed by one authorized to execute contracts on behalf of the Company, a certification of the following (collectively, “Employment Certification”):

a.	That as of December 31 immediately prior to the certification and as of the certification date the Company employed at least the total number of full-time jobs shown on the annual list:

Year	Number of full-time jobs	Year	Number of full-time jobs
2013	21	2018	116
2014	49	2019	116
2015	71	2020	116
2016	92	2021	116
2017	116	2022	116

b.	The average wages for all the jobs shown on each annual Employment Certification must be at least $40,000.00, plus other employment benefits including health insurance.

c.
As a part of the Employment Certification, the Company shall provide the County with a list of the positions created as a result of this Agreement, the average wage rate for such positions, and a summary of the other employment benefits received by the persons in those positions.

The County’s obligation to begin reimbursement for Start-up Costs as noted in paragraph 4, above, shall not begin until such Employment Certification and supporting adequate documentation has been received by the County.  In the event the Company fails to provide the initial and each subsequent annual Employment Certification and evidence required by the terms of this Paragraph to the County within the time frame specified above, this Agreement shall be deemed terminated, and the County shall have no further obligation hereunder, and the Company shall promptly, but in any event within thirty (30) days of the demand for the same by the County, refund to the County all Economic Incentives paid to the Company by the County.

13.     No provision of this Agreement shall be construed or interpreted as creating a pledge of the faith and credit of the County within the meaning of any constitutional debt limitation.  No provision of this Agreement shall be construed or interpreted as delegating governmental powers, nor as a donation or a lending of the credit of the County within the meaning of the State Constitution.  This Agreement shall not directly or indirectly or contingently obligate the County to make any payments beyond those appropriated in the County’s sole discretion for any fiscal year in which this Agreement shall be in effect.  No provision of this Agreement shall be construed to pledge or to create a lien on any class or source of the County’s moneys, nor properties, nor shall any provision of the Agreement restrict to any extent prohibited by law, any action or right of action on the part of any future County governing body.  To the extent of any conflict between this Paragraph and any other paragraph of this Agreement, this Paragraph shall take priority.

14.     The Company shall be entirely responsible for, and shall bear all risk of loss associated with the Expansion and with the creation of employees.  Further, in the event that the assistance provided by the County hereunder, or any party thereof, is deemed by a court of competent jurisdiction to be ultra vires or not authorized by the laws or constitution of the State of North Carolina, the Company shall promptly refund all amounts paid hereunder by the County to the County.  This Paragraph shall survive the expiration or termination of this Agreement.

15.     This Agreement shall bind all successors and assigns of the Company; however, neither this Agreement, nor the right to payment under the terms of this Agreement, may be assigned by the Company, or otherwise used as collateral for any obligations of the Company, financial or otherwise without the expressed written consent of the Henderson County Board of Commissioners.

16.     This Agreement shall be governed by the laws of the State of North Carolina.

17.     The Company represents and warrants to the County that the Company will comply with all applicable local, State, and Federal laws in carrying out the obligations incurred by the Company under the terms of this Agreement.

18.     Any written notice or written certification or payment required by the terms of this Agreement shall be deemed given if delivered in person, or mailed certified mail, return receipt requested to the persons named below:

To the County:	Charles Russell Burrell, County Attorney Office of the CountyAttorney 1 Historic Courthouse Square, Suite 5 Hendersonville, NC28792

To the Company:	____________________________ ZENTRIC INC. Add mailing address here Add city/state/zip here

20.     In the event any term, covenant or condition of this Agreement is deemed invalid or unenforceable, the remainder of this Agreement, of the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

21.     The provisions hereof shall inure to the benefit of and bind the parties hereto and their respective heirs, successor and assigns.  This document shall be considered to have been prepared equally by the parties hereto and shall not be construed more strictly against either of them.  The provision hereof shall be liberally construed to give effect to their apparent intent.

22.     This Agreement constitutes the entire agreement of the parties hereto and may not be modified or canceled except pursuant to the terms hereof or an instrument in writing signed by the parties hereto.

23.     This Agreement may be executed in one or more counterparts and shall become effective when one or more counterparts have been signed by all of the parties; each counterpart shall be deemed an original but all counterparts shall constitute a single instrument.

24.     Any provision herein contained which by its nature and effect is required to be observed, kept, or performed after the execution of this Agreement shall survive said execution and remain binding upon and for the benefit of the parties until fully observed, kept, or performed.  Provided however, that all provisions of this Agreement which by their terms survive any termination of this Agreement shall survive indefinitely.

25.     This Agreement is intended to benefit the parties hereto only, and therefore no third party shall have any rights under this Agreement, or be deemed a third party beneficiary.

26.     This Agreement shall be effective after it has been duly executed by the two parties, the effective date being the date above first written.

(The remainder of this page was left blank intentionally.)

Now, therefore, the two parties have caused this Agreement to be duly approved and duly executed in triplicate, each to have the force and effect of an original as of the date and year above first written.

HENDERSON COUNTY

By: (Seal)

CHARLES D. MESSER, Chairman
Henderson County Board of Commissioners
Attest: (CountySeal)

Clerk to the Board

ZENTRIC INC.
Attest: (Corporate Seal)
BY: (Seal)

President

Secretary

STATE OF NORTH CAROLINA
COUNTY OF HENDERSON

I, , Notary Public for said County and State, certify that _____________________________, personally came before me this day and acknowledged that he/she is  Secretary to ZENTRIC INC., a Nevada corporation authorized to do business in North Carolina, that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its , sealed with its corporate Seal, and attested by him/herself as its  Secretary.

Witness my hand and official seal, this the  day of , 20___.

(Official Seal)

Notary Public

My Commission expires, 20___.

STATE OF NORTH CAROLINA
COUNTY OF HENDERSON

I,, Notary Public for said County and State, certify that Teresa Wilson personally came before me this day and acknowledged that she is Clerk to the Board of Commissioners of Henderson County, a body politic and corporate and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its Chairman of the Board of Commissioner, sealed with its corporate seal, and attested by herself as its Clerk.

Witness my hand and official seal, this the  day of , 20__.

(Official Seal)

Notary Public

My Commission expires, 20___.